Exhibit 99.1

News Release dated February 10, 2015

Murphy Oil Corporation ANNOUNCES ELECTION OF NEW DIRECTOR

EL DORADO, AR, February 10, 2015 – Murphy Oil Corporation (NYSE: MUR) announced today that Laura A. Sugg has been elected to the Company’s Board of Directors (“Board”) effective February 9, 2015.

Ms. Sugg has over 30 years’ experience in the oil and gas industry.  She currently serves as a director on the boards of Williams Companies Inc. and Denbury Resources Inc.  Ms. Sugg retired in 2009 from her role as a senior executive with ConocoPhillips after 23 years of service.  She joined Phillips Petroleum Company in 1986 and held various senior positions with emphasis on corporate finance, planning, human resources and business development.  She was Vice President of Worldwide Gas prior to the ConocoPhillips merger in 2002.  In 2005, Ms. Sugg was promoted to the position of Division President, Australasia, responsible for operations and profitability in Australia and East Timor in Southeast Asia.

Ms. Sugg received her Bachelor of Science in Chemical Engineering from Oklahoma State University in 1983 and is a member of the National Association of Corporate Directors.  Ms.  Sugg formerly served on the Oklahoma State University Engineering Advisory Board.

Claiborne Deming, Chairman of the Board of Directors of Murphy, said, “I am pleased to add Laura to our Board.  Laura’s broad background in capital allocation across the entire exploration and production spectrum, including areas where we currently operate, will enhance our Board.  I look forward to her perspectives and contributions to Murphy Oil Corporation.”

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